Exhibit 10.6

LEASE

THIS LEASE is made and is entered into by and between Westport Business Park Associates LLP, a Florida limited liability partnership (the “Landlord”) and MAKO Surgical Corp., a Delaware corporation (the “Tenant” or “You” or “you”).

TERMS

In consideration of the covenants and agreements herein contained, Landlord does hereby lease to you, and you do take and lease from Landlord the Premises (as hereinafter defined) for the term indicated at the rentals and upon and subject to the terms and conditions stated herein.

ARTICLE I

DEFINITIONS

The terms defined in this Article will, for all purposes of this Lease and all future agreements which may become supplemental thereto, have the meanings herein specified.

“Adjustment Date” means each November 1 falling within the term.

“Affiliate” means an affiliate of yours as defined in Rule 405 promulgated under the Securities Act of 1933, as amended. The term “Affiliate” will also include any entity which succeeds to your business by reason of merger, consolidation or purchase of all or substantially all of your assets provided that such entity has a net worth (determined in accordance with GAAP), at the time of succession, equal to or exceeding your net worth.

“Building” means, collectively, the warehouse buildings within the Development depicted as Buildings One and Two on the Development site plan attached to this Lease as Exhibit A. Irrespective of actual measurement, Building One is stipulated to be comprised of 36,805 rentable square feet of space. Irrespective of actual measurement, Building Two is stipulated to be comprised of 30,925 rentable square feet of space. The post office address for Building One is 2555 Davie Road, Davie, Florida 33317. The post office address for Building Two is 2501 Davie Road, Davie, Florida 33317.

“City” means the City of Davie, Florida.

“Commencement Date” means the Effective Date.

“Common Areas” means all access openings and roadways within the exterior boundary line of the Development, the parking areas serving the Development and landscaped areas.

“Development” means the three building project (including the Building) known as Westport Business Park The Development is stipulated to be comprised of 199,731 rentable square feet of space, irrespective of actual measurement. The Development is legally described as all of Parcel A, Westport Business Park Parcels A & B, according to the Plat thereof, recorded in Plat Book 143, Page 5, of the Public Records of Broward County, Florida together with a portion of Parcel A1, Westport Business Park Parcels A & B, according to the Plat thereof, recorded in Plat Book 143, Page 5, of the Public Records of Broward County, Florida, and being more particularly described as follows: Commencing at the southern most Southwest corner of Parcel A, as shown on the said Plat of Westport Business Park Parcels A & B; thence North 14 degrees 44 minutes 23 seconds East, along the east line of said Parcel A1, a distance of 145.50 feet to the Point of Beginning; thence continue North 14 degrees 44 minutes 23 seconds East, along the Northerly extension of said East line of Parcel A1, a distance of 230.00 feet; thence South 75 degrees 15 minutes 37 seconds East, a distance of 18.27 feet to a point on the East line of said Parcel A1; thence South 14 degrees 44 minutes 23 seconds West, a distance of 230.00 feet; thence North 75 degrees 15 minutes 37 seconds West, a distance of 18.27 feet to the Point of Beginning, the last two herein described courses and distance being along the East line of said Parcel A1.

“Effective Date” means the date of this Lease which date will be deemed to refer to the last date in point of time on which all parties hereto have executed this Lease.

“Environmental Law” means any federal, state, or local law, ordinance, regulation, development order, regulatory guidance or pronouncement relating to pollution or protection of the environment or public wellfields including the use, analysis, generation, manufacture, handling, storage, presence, disposal or transportation of any Hazardous Substance. The term “Environmental Law” includes any applicable best management practices for products being sold or used by you at the Premises.

“Event of Default” means (i) your failure to pay an installment of Rent when due, or any other payment or reimbursement to Landlord required herein when due if such failure continues for a period of five days from the date such payment was due, provided, however, that with respect to the first two failures only during any one calendar year, an Event of Default will not exist unless you fail to make payment within five days of written notice of non payment; (ii) if you fail to comply with any non-monetary term, provision or covenant of this Lease if such failure continues more than twenty days after receipt of written notice to you, provided, however, if the nature of the failure is such that it cannot be reasonably cured within such twenty day period, then the twenty day period will be extended for up to an additional seventy days provided that you are continuously and diligently attempting to cure such breach; (iii) if you fail to continuously operate your business at the Premises for the Permitted Use; or (iv) any other Event of Default specifically identified in this Lease. An Event of Default under the Prior Lease1 will be an Event of Default under this Lease and an Event of Default under this Lease will be an Event of Default under each lease comprising the Prior Lease.

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1The following obligations under the Prior Lease survive the termination of the Prior Lease: your covenants and obligations under the Prior Lease pertaining to Environmental Laws and your obligation under the Prior Lease to pay year end recoveries (actual Operating Costs compared to estimated amounts paid) for all periods through the termination date. Landlord confirms that you have paid Rent under the Prior Lease through the date hereof.

“Exit Condition” means the Premises in good condition and repair, ordinary wear and tear excepted and damage by casualty occurrence for any peril covered by insurance to be provided by Landlord under Section 12.1 of this Lease excepted. Exhibit D attached hereto contains move out standards that are considered part of Exit Condition. Ordinary wear and tear excepted will not include damage caused by forklift use or damage caused by any other machinery.

“Expiration Date” means the last day of the one hundred and twentieth month immediately following the Phase 1 Rent Commencement Date.

“Force Majeure Event” means, without limitation, the following: strikes, lockouts, or other industrial disturbances, acts of public enemies, acts of terrorism, war, order of any kind of the government of the United States or the State of Florida, or any of their departments, agencies or officials, or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquake, fire, hurricane or other windstorm, storms, floods, washouts, droughts, explosions, breakage, or any other cause or event not reasonably within the control of the party usually and customarily included within the definition of force majeure.

“GAAP” means generally accepted accounting principles consistently applied.

“Hazardous Substances” means pollutants, contaminants, toxic or hazardous wastes, medical waste, radioactive waste or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any Environmental Law.

“Holdover Rent” means the sum of (i) 200% of the monthly base rent amount in effect on the termination date of this Lease plus (ii) your Proportionate Share of Operating Costs.

“Landlord’s Broker” means Premier Commercial Realty, Inc.

‘Landlord Default” means Landlord’s failure to comply with any term, provision or covenant of this Lease if such failure continues more than twenty days after receipt of written notice to Landlord, provided, however, if the nature of the failure is such that it cannot be reasonably cured within such twenty day period, then the twenty day period will be extended for so long as Landlord is continuously and diligently attempting to cure such breach.

“Landlord Party” means Landlord and/or Landlord’s employees, agents and contractors.

“Lease” means this lease agreement including all exhibits attached hereto.

“Letter of Credit” means an irrevocable, unconditional and confirmed letter of credit which is transferrable or assignable (including the right of Landlord to collaterally assign the Letter of Credit to a Superior Mortgagee) for a nominal fee not to exceed $100.00. The Letter of Credit must (i) be in form satisfactory to Landlord; (ii) clearly state that it is a clean site draft in the required amount in favor of Landlord, irrevocable and expiring no earlier than thirty days immediately following the Lease Expiration Date, or, if the issuer is unable to or is unwilling to issue a multi-year form of Letter of Credit, then in a form which will automatically renew from year to year unless the issuer provides Landlord with at least sixty days advance written notice that the issuer will not be renewing the Letter of Credit; (iii) be issued by a bank reasonably approved by Landlord (see also provisions of Article VI of this Lease which may require replacement Letter of Credit from a new issuer in certain circumstances, e.g., issuer is placed in receivorship); (iv) be payable after an Event of Default upon presentation to a bank in Broward County, Florida; and (v) be unconditionally available to Landlord by Landlord’s drafts, at site, with partial draws permitted after an Event of Default. The Letter of Credit must specify that the issuer’s obligation to honor Landlord’s draft will not be affected by any claim or setoff which the issuer then has or may thereafter acquire against either you or the Landlord.

“Market Rent” means base rent determined with reference to the average of normal values being achieved by landlords in lease renewals (expansions in the case of a determination of Market Rent under Section 24.6 of this Lease) entered into with private sector tenants for comparable space (i.e., the Premises in its as is condition at the time of renewal) in comparable buildings in equally desirable locations within the same market assuming operating expense and real estate passthroughs and fixed increases or consumer price index increases corresponding to those contained in this Lease. Consideration should be given to the value of any concession as may then be customary in the market for lease renewals, including, without limitation, rental abatements, cash allowances and/or credits for renewal tenant improvements over the entire renewal term. The determination of Market Rent will be made by Landlord. Notwithstanding, you will have the right to disagree with Landlord’s determination, and to submit your own determination of Market Rent. If Landlord does not agree with your determination, then you and Landlord will mutually select an independent appraiser qualified to appraise commercial property and who has experience in the appraisal of similar properties within the referenced area. The sole function of the independent appraiser is to determine which among Landlord’s and your determinations of Market Rent is most correct and the decision of the independent appraiser will be final and binding upon the parties. The cost of the independent appraiser will be paid for equally by the parties.

“Operating Costs” means all costs and expenses paid or incurred by Landlord in operating, maintaining, repairing and managing the Building, including, without limitation, all Taxes, the costs of maintaining and repairing parking lots including parking lot re-striping and repaving, parking structures, easements, landscaping, property management fees, utility costs to the extent not separately metered, insurance premiums, depreciation of the costs of replacements or improvements to the Building but not including any Structural Repairs which are required to be capitalized under GAAP. Notwithstanding the foregoing, the term “Operating Costs” does not include: (i) costs of alterations of tenants’ premises; (ii) costs of curing construction defects; (iii) interest and principal payments on mortgages, and other debt cost; (iv) real estate brokers’ leasing commissions or compensation; (v) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise; or (vi) the cost of any service furnished to any other occupant of the Building which Landlord does not provide to you hereunder. Notwithstanding anything contained herein to the contrary, depreciation of any capital improvements which are intended to reduce Operating Costs, or are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed, or are recommended by the N.F.P.A. Life Safety Code, will be included in Operating Costs. If Landlord selects the accrual method of accounting rather than the cash accounting method for Operating Costs purposes, Operating Costs will be deemed to have been paid when such expenses have accrued. Certain of the costs of management, operation and maintenance of the Building may be common to all of the land and buildings within the Development owned by Landlord and you consent to Landlord’s allocation of such common costs among the various buildings owned by Landlord within the Development and the amount of such common costs allocated by Landlord to the Building will be deemed an Operating Cost, provided that the allocation method used by Landlord is reasonable. Landlord may, in a reasonable manner, allocate insurance premiums for so-called “blanket” insurance policies which insure other properties as well as the Building and said allocated amount will be deemed to be an Operating Cost. The inclusion of the improvements, facilities, and services set forth in this definition does not impose an obligation upon Landlord either to have said improvements or facilities or to provide those services unless said improvements, facilities or services are already in place at the Development.

“Permitted Use” means the use of the Premises as corporate and administrative offices for a medical and surgical device company with ancillary warehouse, training, production and distribution and research and development facilities.

“Phase 1 Expansion Space” means the 10,961 rentable square foot part of Building Two identified in Exhibit B attached hereto.

“Phase 2 Expansion Space” means the 8,037 rentable square foot part of Building Two identified in Exhibit B attached hereto.

“Phase 3 Expansion Space” means the 11,927 rentable square foot part of Building Two identified in Exhibit B attached hereto.

“Possession Date” means, as to a part of the Premises, the date Landlord tenders possession of the part of the Premises to you. The Possession Date as to each of the Building One part of the Premises and as the Phase 1 Expansion Space is the Effective Date.

“Phase 1 Rent Commencement Date” means the one hundred and eighty first day immediately following the Effective Date.

“Premises” means the entire Building. (See Section 24.6 of this Lease for right of first offer on remaining space within the Development).

“Prior Lease” means, collectively the following two leases pursuant to which you currently are in possession of the Building One part of the Premises: as to a 20,484 rentable square foot part of Building One, Lease Agreement dated January 31, 2006 between Landlord as landlord and you as tenant; and as to the remaining 16,321 rentable square foot part of the Building One part of the Premises, Lease Agreement dated October 15, 2004, as amended by Lease Amendment No. 1 dated as of December 22, 2004 and Lease Amendment No. 2 dated July 7, 2005, each between Landlord as landlord and Childnet, Inc. as tenant, as assigned by Childnet, Inc. to you pursuant to Lease Assignment and Assumption Agreement effective as of April 7, 2008, and as amended by Lease Amendment No. 3 dated April 7, 2008 between Landlord as landlord and you as tenant.

“Prohibited Use” means any use of the Premises not allowed under the applicable zoning ordinances for the Building.

“Proportionate Share” means:

Period	Proportionate Share
Beginning on Commencement Date and ending on the one hundred and eightieth day immediately following the Commencement Date	100% of Operating Costs for Building One and 0% of the Building Two Operating Costs
Beginning on the one hundred and eighty first day immediately following the Commencement Date and ending on the one hundred and eightieth day immediately following the Phase 2 Expansion Space Possession Date	70.6% of all Operating Costs
Beginning on the one hundred and eighty first day immediately following the Phase 2 Expansion Space Possession Date and ending on the one hundred and eightieth day immediately following the Phase 3 Expansion Space Possession Date	82.4% of all Operating Costs
Thereafter	100% of all Operating Costs

“Public Accommodation Law” means any and all applicable laws, regulations and building codes governing non-discrimination and public accommodations and commercial facilities including, without limitation, the requirements of the Americans with Disabilities Act, 42 USC 12-101 and all regulations and promulgations thereunder.

“Renewal Notice” means written notice that you intend to exercise an option to extend granted to you under this Lease. A Renewal Notice, to be effective, must be received by Landlord no later than nine months prior to the last day of the expiring term (six months instead of nine months in the case of the Short Term Extension Right under Section 4.5 of this Lease), time being of the essence.

“Renovation Plan” is defined in Section 9.1 of this Lease.

“Rent” means the sum of the monthly base rent plus the additional rent as provided in Section 5.2 of this Lease together with all sales tax to be collected thereon. Notwithstanding anything in the Lease to the contrary, all amounts payable by you to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, will constitute additional rent.

“Restoration Period “ means a two hundred day period beginning on the date that the Building has been damaged or destroyed by a casualty occurrence.

“Security Deposit” means the sum of $100,000.00 which sum will be held by Landlord, without obligation for interest, as security for the full, timely and faithful performance of your covenants and obligations under this Lease, it being expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages.

“Structural Repairs” means repairs and replacements to the Building’s foundations, load-bearing walls, columns and joists, roof, roof deck, and roof drainage system.

“Superior Mortgagee” means a bank, insurance company or other institutional lender now or hereafter holding a mortgage encumbering the Building. The current Superior Mortgagee is Teachers Insurance and Annuity Association of America.

“Taxes” means all ad valorem taxes and non ad valorem assessments, or governmental charges levied, assessed or imposed on the Building including the land on which the Building is comprised and including parking areas and other Common Areas. If at any time during the term of this Lease the present method of taxation is changed so that in lieu of the whole or any part of any such Taxes, there will be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, will be deemed to be included within the term “Taxes” for the purposes hereof. The Building is part of a larger tax parcel comprised of the entire Development (Property ID # 5041 23 01 0010) and therefore real property taxes allocated to the Building are an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed (the rentable square footage of the Building divided by the rentable square footage of the Development). If Landlord contests any assessment of Taxes, then the term Taxes includes the professional fees incurred by Landlord to contest such Taxes. If Landlord prevails in the contest of any assessment of Taxes, Taxes will nonetheless be determined using the protested amount until such time as the determination of the Value Adjustment Board is final and non appealable. If the county property appraiser appeals the determination of the Value Adjustment Board, the term “Taxes” will include the reasonable costs and fees to defend such suit.

“Tenant’s Broker” means UGL Equis.

“Term” or “term” means the primary term of this Lease. If the term of this Lease has been extended pursuant to an option granted to you under this Lease to extend the term or pursuant to any amendment to this Lease extending the term, then such extended term will be included as part of the term.

“Transfer Premium” means all rent, additional rent or other consideration payable by an assignee or subtenant (other than an Affiliate) in excess of the Rent payable by you under this Lease (on a per rentable square foot basis in the case of a subletting where the subletting is for less than the entire Premises) after deducting the reasonable expenses incurred by you for (i) any changes, alterations and improvements to the Premises in connection with the assignment or subletting, including any reasonable fees or costs incurred with respect thereto; (ii) any brokerage commissions and reasonable attorney fees in connection with the assignment or subletting; or (iii) any marketing or promotional fees in connection with the assignment or subletting.

ARTICLE II

PREMISES AND COMMON AREAS

2.1 Premises. In consideration of your obligation to pay Rent and of the other terms, provisions and covenants hereof, Landlord leases the Premises to you and you lease the Premises from Landlord.

2.2 Common Areas. During the term of this Lease, you and your employees, customers, licensees and invitees will have the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions and restrictions governing the use of the Development. Landlord reserves and may exercise the following rights without affecting your obligations hereunder: (i) to make changes to the Common Areas, including, without limitation, changes in the locations, size, shape and number of driveways, entrances, roadways, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways provided that such changes do not materially adversely affect ingress to or egress from the Premises; (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; and/or (iii) to require you, upon reasonable advance notice, to keep clear any truck dock areas for the purpose of enabling Landlord to have access to manhole covers and other utility facilities to clean or maintain roof drains, utility lines and utility facilities.

2.3 Landlord’s Reservation of Access, Ingress and Egress. During the term of this Lease, Landlord reserves the right, for its benefit and for the benefit of itself and Landlord’s tenants and others, to use any access openings or roadways falling within the Development and to grant easements falling wholly or partly within the Development for any purpose provided that the granting of any such easement does not interfere with your Permitted Use of the Premises.

ARTICLE III

DELIVERY OF POSSESSION OF THE PREMISES

3.1 Building One Part of the Premises. You are currently in possession of the Building One part of the Premises under the Prior Lease. The Prior Lease will terminate as of the Effective Date and as of the Effective Date your possession of the Building One part of the Premises will be pursuant to the terms and conditions of this Lease. You have conclusively determined that the Building One part of the Premises is in good and satisfactory condition and that the Building One part of the Premises is suitable for your intended purposes. Landlord has made no warranties with respect to suitability and you hereby expressly waive any implied warranty of same. You further acknowledge that no representations as to the repair of the Building One part of the Premises, nor promises to alter, remodel or improve the Building One part of the Premises have been made by Landlord and that you are taking the Building One part of the Premises in its as is, where is, all faults condition.

3.2 Phase 1 Expansion Space. The Phase 1 Expansion Space is vacant and subject to your obligation to provide Landlord with proof of insurance pursuant to Section 12.5 (such proof of insurance to be an updated insurance certificate adding the Phase 1 Expansion Space as an insured location), Landlord will tender possession of the Phase 1 Expansion Space to you on the Effective Date. Tender of possession will be by making the keys available for you to pick up from Landlord’s property manager. The taking of possession of the Phase 1 Expansion Space by you conclusively establishes that the Phase 1 Expansion Space is in good and satisfactory condition as of when possession was taken and that you have determined that the Phase 1 Expansion Space is suitable for your intended purposes. Landlord has made no warranties with respect to suitability and you hereby expressly waive any implied warranty of same. You further acknowledge that no representations as to the repair of the Phase 1 Expansion Space, nor promises to alter, remodel or improve the Phase 1 Expansion Space have been made by Landlord, unless such are expressly set forth in this Lease and that you are taking the Phase 1 Expansion Space in its as is, where is, all faults condition.

3.3 Phase 2 Expansion Space. The Phase 2 Expansion Space is currently in possession of an existing tenant under a month to month tenancy. Immediately after the Effective Date, Landlord will deliver to the existing tenant notice of termination of the month to month tenancy and as soon as Landlord regains possession of the Phase 2 Expansion Space and subject to your obligation to provide Landlord with proof of insurance pursuant to Section 12.5 (such proof of insurance to be an updated insurance certificate adding the Phase 2 Expansion Space as an insured location), Landlord will tender possession of the Phase 2 Expansion Space to you. Tender of possession will be by making the keys available for you to pick up from Landlord’s property manager. The taking of possession of the Phase 2 Expansion Space by you conclusively establishes that the Phase 2 Expansion Space is in good and satisfactory condition as of when possession was taken and that you have determined that the Phase 2 Expansion Space is suitable for your intended purposes. Landlord has made no warranties with respect to suitability and you hereby expressly waive any implied warranty of same. You further acknowledge that no representations as to the repair of the Phase 2 Expansion Space, nor promises to alter, remodel or improve the Phase 2 Expansion Space have been made by Landlord, unless such are expressly set forth in this Lease and that you are taking the Phase 2 Expansion Space in its as is, where is, all faults condition. If Landlord fails to tender possession to you of the Phase 2 Expansion Space on or before January 1, 2011 and subject to any delays in delivery caused by a Force Majeure Event, then for each day thereafter until such time as Landlord does tender possession to you of the Phase 2 Expansion Space, Landlord will pay to you a per diem penalty of $385.32 a day, such penalty to be in the form of a base rent abatement for base rent for the Phase 2 Expansion Space first due and owing after the date possession is given.

3.4 Phase 3 Expansion Space. The Phase 3 Expansion Space is currently in possession of an existing tenant under a lease with a term that will expire on December 31, 2010. As soon as Landlord regains possession of the Phase 3 Expansion Space and subject to your obligation to provide Landlord with proof of insurance pursuant to Section 12.5 (such proof of insurance to be an updated insurance certificate adding the Phase 3 Expansion Space as an insured location), Landlord will tender possession of the Phase 3 Expansion Space to you. Tender of possession will be by making the keys available for you to pick up from Landlord’s property manager. The taking of possession of the Phase 3 Expansion Space by you conclusively establishes that the Phase 3 Expansion Space is in good and satisfactory condition as of when possession was taken and that you have determined that the Phase 3 Expansion Space is suitable for your intended purposes. Landlord has made no warranties with respect to suitability and you hereby expressly waive any implied warranty of same. You further acknowledge that no representations as to the repair of the Phase 3 Expansion Space, nor promises to alter, remodel or improve the Phase 3 Expansion Space have been made by Landlord, unless such are expressly set forth in this Lease and that you are taking the Phase 3 Expansion Space in its as is, where is, all faults condition. If Landlord fails to tender possession to you of the Phase 3 Expansion Space on or before April 11, 2011 and subject to any delays in delivery caused by a Force Majeure Event, then for each day thereafter until such time as Landlord does tender possession to you of the Phase 3 Expansion Space, Landlord will pay to you a per diem penalty of $571.84 a day, such penalty to be in the form of a base rent abatement for base rent for the Phase 3 Expansion Space first due and owing after the date possession is given.

ARTICLE IV

TERM

4.1 Primary Term. The primary term of this Lease will begin on the Commencement Date and the primary term of this Lease will end on the Expiration Date. After the date possession of a part of the Premises is delivered to you, you will, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the part of the Premises. At the request of either party, the parties will enter in to a document titled “Clarification of Lease Terms” which will set forth the Commencement Date, Phase 1 Rent Commencement Date and Expiration Date and other critical dates under the Lease.

4.2 Holding Over. If Landlord agrees in writing that you may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy will be subject to termination by either party upon not less than thirty days advance written notice, and all of the other terms and provisions of this Lease will be applicable during that period, except that you will pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to the Holdover Rent, computed on a daily basis for each day of the hold over period. If Landlord does not consent to your holdover, then you will also pay to Landlord all damages sustained by Landlord resulting from such unconsented to holdover. No holding over by you, whether with or without consent of Landlord, will operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this paragraph are not to be construed as consent for you to hold over.

4.3 Early Termination Right. Landlord grants to you an early termination right to terminate the Lease as of July 31, 2016 if, but only if, each of the following conditions are met: (a) Landlord has received your written notice of the exercise of the early termination right no later than by October 31, 2015; and (b) within ten days of your receipt of an invoice from Landlord, which invoice may be given at any time after Landlord’s receipt of your early termination notice, you pay to Landlord the Termination Fee (as hereinafter defined) in pro rated monthly installments during the period commencing upon exercise and ending upon termination. The Termination Fee means the sum of (i) the unamortized cost of the leasing commissions paid to Landlord’s Broker and to Tenant’s Broker; (ii) the unamortized rent abatements given comprised of the sum of the $1,042,681 of base rent abatements given for the Building One part of the Premises plus the free rent for the period from the Possession Date for a part of the Premises and ending on the date full rent for such part of the Premises is required to be paid; plus (iii) an amount equal to the Rent that you would have paid for the three calendar months immediately following the early termination date if you had not exercised the early termination right. Failure to timely pay the Termination Fee or to timely give the termination notice will result in a lapse of your right to terminate early.

4.4 Option to Extend. Landlord reserves the right to refuse to allow you the option of extending the term of this Lease if you or a permitted assignee or sublessee are not occupying and doing business from the Premises (other than as a result of casualty) at the time an option to extend is exercised or at the time an extended term commences or if you are in default under the Lease beyond the expiration of the applicable grace period, if any, either at the time the option to extend is exercised or at the time the extended term commences or if you fail to timely provide Landlord with the Renewal Notice . Subject to the foregoing, Landlord grants to you the option to extend the term of this Lease for a five year extended term (the “First Extended Term”), the First Extended Term to begin on the day after the end of the primary term of this Lease. To effectively exercise your First Extended Term option, you must timely provide the Landlord with the Renewal Notice. If Landlord does not timely receive the Renewal Notice, time being of the essence, you will not be entitled to exercise your First Extended Term option. If you exercised your First Extended Term option, and subject to the first sentence of this Section, Landlord grants to you the option to extend the term of this Lease for a second five year extended term (the “Second Extended Term”), the Second Extended Term to begin on the day after the end of the First Extended Term. To effectively exercise your Second Extended Term option, you must timely provide the Landlord with the Renewal Notice. If Landlord does not timely receive the Renewal Notice, time being of the essence, you will not be entitled to exercise your Second Extended Term option.

4.5 Short Term Extension Right. If you did not timely exercise an option to extend granted under the immediately preceding Section, then you will nonetheless have the option to extend the term for up to six months (the “Extended Short Term”) on the following terms and conditions: (1) you are not in material default in any of the terms and conditions of this Lease; (2) you have timely provided Landlord with the Renewal Notice and the Renewal Notice specifies the length of the Extended Short Term (not to exceed six months); (3) the Extended Short Term will be on the same terms, covenants and conditions as the expiring term, except that the base rent payable during the first two months of the Extended Short Term will be 125% of the base rent amount in effect immediately prior to such Extended Short Term, 150% of the base rent amount in effect immediately prior to such Extended Short Term for the next thirty days of such Extended Short Term and thereafter 200% of the base rent amount in effect immediately prior to such Extended Short Term.

ARTICLE V

RENT

5.1 Base Rent. Base Rent will be payable during the primary or during any extended term (if an option to extend has been granted under this Lease), in accordance with this Section 5.1.

5.1(a) Base Rent During Primary Term for Building One Part of Premises. Solely with respect to the Building One part of the Premises and subject to the base rent abatement set forth at the end of this Paragraph 5.1(a), you agree to pay to Landlord base rent for the Building One part of the Premises for the entire primary term hereof beginning on the Commencement Date and continuing for the remainder of the primary term of this Lease, in accordance with the base rent schedule set forth below as follows (the base rent for the period July 1, 2011 through June 30, 2014 is net of abatements in the aggregate amount of $819,936.00 taken $22,776.00 a month, such aggregate abatement being hereinafter referred to as “Refurbishment Abatement’) :

Period	Monthly Base Rent Amount
Commencement Date through October 31, 2010	$33,711.12 (the rates under the Prior Lease), prorated based on a 30 day month for any partial month
11/1/2010 - 12/31/2010	$26,837.00
1/1/2011 - 2/28/2011	$0.00
3/1/2011 - 6/30/2011	$26,837.00
7/1/2011 - 10/31/2011	$4,061.00 (would have been $26,837.00 a month without the Refurbishment Abatement)
11/1/2011 - 10/31/2012	$4,732.00 (would have been $27,508.00 a month without the Refurbishment Abatement)
11/1/2012 - 10/31/2013	$5,420.00 (would have been $28,196.00 a month without the Refurbishment Abatement)
11/1/2013 - 6/30/2014	$6,125.00 (would have been $28,901.00 a month without the Refurbishment Abatement)
7/1/2014 - 10/31/2014	$28,901.00
Thereafter, on each succeeding Adjustment Date falling within the primary term of this Lease beginning with the 11/1/2014 Adjustment Date	102.5% of the monthly base rent amount then in effect immediately prior to such Adjustment Date

5.1(b) Base Rent During Primary Term for Phase 1 Expansion Space. Solely with respect to the Phase 1 Expansion Space, you agree to pay to Landlord base rent for the Phase 1 Expansion Space for the entire primary term hereof beginning on the Commencement Date and continuing for the remainder of the primary term of this Lease, in accordance with the base rent schedule set forth below as follows:

Period	Monthly Base Rent Amount
Commencement Date through last day of one hundred and eightieth day immediately following Commencement Date	$0.00
One hundred and eighty first day immediately following Commencement Date through 10/31/2011	$7,993.00 prorated based on a 30 day month for any partial month
11/1/2011 - 10/31/2012	$8,193.00
Thereafter, on each succeeding Adjustment Date falling within the primary term of this Lease beginning with the 11/1/2012 Adjustment Date	102.5% of the monthly base rent amount then in effect immediately prior to such Adjustment Date

5.1(c) Base Rent During Primary Term for Phase 2 Expansion Space. Solely with respect to the Phase 2 Expansion Space, you agree to pay to Landlord base rent for the Phase 2 Expansion Space for the entire primary term hereof beginning on the Possession Date for the Phase 2 Expansion Space and continuing for the remainder of the primary term of this Lease, in accordance with the base rent schedule set forth below as follows:

Period	Monthly Base Rent Amount
Possession Date for Phase 2 Expansion Space through last day of one hundred and eightieth day immediately following such Possession Date	$0.00
One hundred and eighty first day immediately following Possession Date through 10/31/2011	$5,861.00 prorated based on a 30 day month for any partial month
11/1/2011 - 10/31/2012	$6,008.00
Thereafter, on each succeeding Adjustment Date falling within the primary term of this Lease beginning with the 11/1/2012 Adjustment Date	102.5% of the monthly base rent amount then in effect immediately prior to such Adjustment Date

5.1(d) Base Rent During Primary Term for Phase 3 Expansion Space. Solely with respect to the Phase 3 Expansion Space, you agree to pay to Landlord base rent for the Phase 3 Expansion Space for the entire primary term hereof beginning on the Possession Date for the Phase 3 Expansion Space and continuing for the remainder of the primary term of this Lease, in accordance with the base rent schedule set forth below as follows:

Period	Monthly Base Rent Amount
Possession Date for Phase 3 Expansion Space through last day of one hundred and seventy ninth day immediately following such Possession Date	$0.00
If the Possession Date for the Phase 3 Expansion Space occurs on or before 4/30/2011, then during the one hundred and eightieth day immediately following such Possession Date through 10/31/2011	$8,697.00 prorated based on a 30 day month for any partial month
11/1/2011 (or if later, the one hundred and eightieth day immediately following Possession Date) - 10/31/2012	$8,915.00
Thereafter, on each succeeding Adjustment Date falling within the primary term of this Lease beginning with the 11/1/2012 Adjustment Date	102.5% of the monthly base rent amount then in effect immediately prior to such Adjustment Date

5.1(e) Base Rent During Extended Term. If you exercise an Extended Term option, then you agree to pay to Landlord monthly base rent for the Premises, in advance, without demand, deduction or set off, for such Extended Term at an initial rate equal to 95% of Market Rent with annual market rate escalation specified as part of the determination of Market Rent.

5.2 Additional Rent for Tenant’s Proportionate Share of Operating Costs. Beginning on the Commencement Date and continuing during the entire term, you agree to pay to Landlord as additional rent, your Proportionate Share of Operating Costs. Any payments with respect to any partial calendar year in which the term commences or ends will be prorated. You agree to pay $14,753.00 (based on $4.81 square foot estimated amount for Building One Operating Costs only) per month as an estimated amount for Operating Costs. Landlord may, at any time, deliver to you its estimate (or revised estimate) of such additional amounts payable under this Section for each calendar year. On or before the first day of the next month and on or before the first day of each month thereafter, you will pay to Landlord as additional rent such amount as Landlord reasonably determines to be necessary to bring and keep you current. As soon as practicable after the close of each calendar year, Landlord will deliver to you a statement showing the total amount payable by you under this Article. If such statement shows an amount due from you that is less than the estimated payments previously paid by you, it will be accompanied by a refund of the excess to you or at Landlord’s option the excess will be credited against the next monthly installment of Rent. If such statement shows an amount due from you that is more than the estimated payments paid by you, you must pay the deficiency to Landlord, as additional rent, which payment will be due within thirty days after the date of Landlord’s statement to you. You or your representatives have the right after seven days prior written notice to Landlord to examine Landlord’s books and records of Operating Costs during normal business hours within thirty days following the furnishing of the statement to you. Unless you take written exception to any item within thirty days following the furnishing of the statement to you (which item must be paid in any event), such statement will be considered as final and accepted by you. The taking of exception to any item will not excuse you from the obligation to make timely payment based upon the statement as delivered by Landlord.

5.3 Sales Tax. With each installment of Rent, you will pay to Landlord all sales taxes due thereon.

5.4 Time For Payment of Rent. Each monthly installment of Rent will be due and payable on or before the first day of the calendar month for which such Rent is payable. Rent will be payable without demand, deduction or right of set off.

5.5 Place for Payment. All Rent and other payments required to be made by you to Landlord must be payable to: Westport Business Park Associates LLP or to such other entity at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. Notwithstanding anything herein to the contrary, if the Building is encumbered by an assignment of leases and rents made by Landlord and recorded in the Public Records of the County in which the Building is located, then upon the written demand of the lender named in such assignment of leases and rents or the successor in interest to such lender (hereinafter the “Lender”), you agree to pay all Rent and other payments required to be made by you hereunder to such Lender and Landlord agrees that you will be credited by Landlord for any payments so made.

5.6 Accord and Satisfaction. Payment by you or receipt by Landlord of a lesser amount than the Rent herein stipulated or any other rent required to be paid by you hereunder may be, at Landlord’s sole option, deemed to be on account of the earliest due stipulated Rents or other rent, or deemed to be on account of Rent or other rent owing for the current period only, notwithstanding any instructions by or on your behalf to the contrary, which instructions will be null and void, and no endorsement or statement on any check or any letter accompanying any check payment as Rent or other rent will be deemed an accord and satisfaction, and Landlord will accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other rent or pursue any other remedy in this Lease against you.

5.7 Prohibition Against Percentage Rents Based on Net Receipts. The provisions of this Section are required to be inserted in this Lease pursuant to an Assignment of Leases and Rents entered into by Landlord in favor of the Superior Mortgagee recorded in the Public Records of the county where the Building is situated. Your obligation to pay Rent and any additional rent under this Lease is not based in any way on the income or profits derived from the Premises. If a Succession (as defined in Section 18.3) occurs, and if the Superior Mortgagee is advised by its counsel that all or a portion of the Rent or additional rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of 1986, as amended from time to time, as in effect at that time (the “Code”), or within the meaning of U.S. Treasury Regulations promulgated under the Code, the Superior Mortgagee may elect to amend unilaterally the calculation of the Rent or additional rent, and you agree to execute such amendment, so that none of the Rent or additional rent payable to the Superior Mortgagee under the Lease will constitute unrelated business income provided that such amendment may not increase your payment obligations or other liability under the Lease or reduce Landlord’s obligations under this Lease.

ARTICLE VI

SECURITY DEPOSIT

You agree to deposit the Security Deposit no later than the Commencement Date. Upon the occurrence of any Event of Default by you, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of Rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by your default, and you will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit is the property of Landlord, any remaining balance of the Security Deposit will be returned to you by Landlord at such time after termination of this Lease when Landlord has determined that all your obligations under this Lease have been fulfilled.

At the time the Security Deposit is due, you will have the right to instead tender to Landlord a Letter of Credit in amount equal to the Security Deposit (or such smaller amount which, when added to the cash Security Deposit portion, equals the entire required Security deposit amount) and in such event, references in this Lease to the Security Deposit will include the Letter of Credit and following a draw by Landlord you must pay to the issuer on demand by Landlord any amounts necessary to restore the Letter of Credit to its original amount. Subject to you giving Landlord at least sixty days advance written notice and provided that no uncured Event of Default then exists and if you had previously paid to Landlord the Security Deposit, you will have the right to substitute a Letter of Credit in amount equal to the Security Deposit and upon Landlord’s acceptance of the Letter of Credit, Landlord will thereafter promptly refund the Security Deposit to you. In such event, references in this Lease to the Security Deposit will mean the Letter of Credit and following a draw you must pay to the issuer on demand by Landlord any amounts necessary to restore the Letter of Credit to its original amount. If at anytime the issuer of the Letter of Credit is declared insolvent by the FDIC or any successor in interest to the FDIC or if the issuer is placed in receivorship or files for bankruptcy protection or closes for any reason, you must immediately deliver to Landlord a replacement Letter of Credit from a financial institution reasonably acceptable to Landlord.

Landlord is currently holding a cash security deposit under the Prior Lease (the lease that was assigned from Childnet, Inc.) in the amount of $36,042.00 which will be transferred to this Lease as of the Commencement Date and applied to the Security Deposit. The balance of the Security Deposit in excess of the foregoing will be paid by you to Landlord with your signing of this Lease.

Landlord is currently holding a Letter of Credit under the Prior Lease (the January 31, 2006 lease) in the amount of $25,000.00 (the “Existing L/C”). Immediately following the Commencement Date, Landlord will return the Existing L/C to you for surrender to the issuer and the Existing L/C will no longer serve as security for your obligations under this Lease.

ARTICLE VII

USE OF THE PREMISES

7.1 Permitted Use. The Premises may be used for the sole purpose of the Permitted Use and for no other use or purpose. The Premises may never be used by you, in whole or in part, for a Prohibited Use. You will at your own cost and expense obtain any and all licenses and permits necessary for the operation of your business from the Premises. Automobiles and other vehicles may only be parked in the parking spaces serving the Building. The overnight parking of automobiles, trucks or other vehicles is prohibited. Your trucks and trucks visiting the Premises may only park in the dock areas adjacent to the Premises. The outside storage of property is prohibited. Trash and garbage must be placed in a dumpster in an area specifically designated by Landlord. If the dumpster is a dumpster used by more than one tenant, then your use of the dumpster will be limited to normal trash from your office and any raw material or other product disposals must be in a roll away dumpster contracted for and paid for by you. You agree that you will, at your own cost and expense keep your employees, agents, customers, invitees, and/or licensees from parking anywhere within the Development other than in those striped parking spaces serving the Building. You agree that no washing of any vehicles or other property will take place in the Common Areas. You may not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building or unreasonably interfere with any tenant’s use of their respective premises or permit any use which would adversely affect the reputation of the Development. If you employ laborers or others who perform their services outside of the Premises, then you will arrange to pay your payrolls in a manner not to disturb other tenants of the Development or you must arrange an alternative site outside the Premises for disbursing payroll.

7.2 Tenant’s Due Diligence As To Permitted Use . Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use (including any special equipment or machinery needs you might have) being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to you by Landlord or any of Landlord’s agents or employees will be for informational purposes only, you hereby expressly acknowledging and agreeing that you will conduct and rely solely on your own due diligence and investigation conducted by you prior to entering in to this Lease with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees. (See Section 24.5 of this Lease regarding Landlord’s obligation to cooperate with respect to any request you make to the City for a zoning change to permit a cadaver laboratory).

7.3 Compliance With Laws. You covenant to comply with any and all laws, statutes, ordinances and regulations, federal, state, county or municipal, now or hereinafter in force applicable to your use or occupancy of the Premises or to the making of repairs thereto required to be made by you pursuant to the terms of this Lease, or of changes, alterations or improvements therein, ordinary or extraordinary, structural or otherwise, seen or unforeseen. You also covenant to comply with any and all regulations and rules applicable to the Premises issued from time to time by those insurance companies writing policies covering the Premises. You will pay all costs, expenses, claims, fines, penalties and damages that directly result from your failure to comply with this Section, and in any event, you agree to indemnify the Landlord from all liability with reference to the same. Landlord and you will each promptly give notice to the other in writing of any notice of violation received by you or Landlord, respectively.

7.4 Tenant’s Repair and Maintenance Obligations. (a) You will, at your own cost and expense, keep and maintain all parts of the Premises in a good, clean, safe and sanitary condition, promptly making all necessary repairs and replacement, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including but not limited to, windows, glass and plate glass (other than damage to plate glass caused by a windstorm and other than damage caused by a Landlord Party), doors, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems (subject to Section 24.4 of this Lease), electrical systems and fixtures, sprinkler systems, life safety systems and equipment, water heaters, dock board, truck doors, dock bumpers, and plumbing work and fixtures. As part of your obligation hereunder, you will keep the whole of the Premises in a clean and sanitary condition including any dumpster areas, dumpsters and roll away dumpsters. You will as far as possible keep all parts of the Premises from deteriorating, ordinary wear and tear excepted, and from falling temporarily out of repair, and upon termination of this Lease in any way, you will yield up the Premises to Landlord in its Exit Condition. Other than as set forth in an approved Renovation Plan, you may not damage any dividing wall or disturb the integrity and supports provided by any demising wall and will, at your sole cost and expense, properly repair any damage or injury to any demising wall caused by you or your employees, agents or invitees, or, at Landlord’s option where such damage requires access to an adjacent premises, such damage may be repaired by Landlord and you will pay as additional rent the cost of such repair. You will, at your own cost and expense, as additional rent, pay for the repair of any damage to the Premises, the Building, or the Development resulting from and/or caused in whole or in part by your negligence or misconduct, or the negligence or misconduct of your agents, servants, employees, patrons, customers, or any other person entering upon the Development as a result of your business activities or caused by your default hereunder.

(b) At your cost and expense, you agree to enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor reasonably approved by Landlord, for servicing all heating and air conditioning systems and equipment servicing the Premises and an executed copy of such contract will be delivered to Landlord. This service contract must include all services suggested by the equipment manufacturer within the operations/maintenance manual and must become effective within thirty days immediately following the date you take possession of the Premises. (See Section 24.4 of this Lease for Landlord’s obligation to put the Building Two HVAC units in working order).

7.5 Utilities. You agree to pay for all gas, heat, light, power, telephone, and other utilities and services (including trash removal) used on or from the Premises, together with any taxes, penalties and surcharges or the like pertaining thereto and any maintenance charges for utilities and any utility hookup fees. Landlord will in no event be liable for any interruption or failure of utility services on or to the Premises, provided, however, if the interruption or failure of utility service was caused solely by the negligent or intentional wrongful acts of a Landlord Party and if Landlord then fails to diligently attempt to restore the utility service, then you will be entitled to an abatement of Rent for each day after the third business day of such interruption or failure until such time as Landlord commences to diligently attempt to restore the utility service.

7.6 End of the Term. You covenant that on the last day of the term, you will peaceably and quietly leave and surrender the Premises in its Exit Condition and that all payments required to be made by you in payment of utilities pursuant to Section 7.5 will have been paid or provision for payment having been made. If you had any permit issued for alterations or improvements, whether consented to or not by Landlord, then you covenant that as of the last day of the term, such permits will be closed. You will give written notice to Landlord at least thirty days prior to vacating the Premises and you will arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If you fail to arrange such joint inspection, Landlord’s inspection at or after you vacate the Premises will be conclusively deemed correct for purposes of determining your responsibility for repairs and restoration.

ARTICLE VIII

LANDLORD’S OBLIGATIONS

8.1 Repairs and Maintenance. Landlord will maintain the following in a clean and sanitary condition, reasonable wear and tear and any casualty covered by the provisions of Article XII of this Lease excepted, promptly (after actual notice) making all necessary repairs and replacements: the Building’s roof, roof deck including joists, downspouts, gutters and other portions of the roof drainage system, foundation, exterior walls and the Common Areas. Landlord’s obligation to maintain the Common Areas includes the regular mowing of any grass, trimming, weed removal and general landscape maintenance, exterior lighting, exterior signs and common sewage plumbing and the maintenance of all paved areas including driveways, parking lots and alleys. You will promptly after obtaining actual knowledge, give Landlord written notice of any defect or need for repairs to the Premises, Building or to the Common Areas, and after receipt of which Landlord will have a reasonable opportunity to repair the same or cure such defect. Landlord’s liability with respect to any defects, repairs, or maintenance or the curing of such defect for which Landlord is responsible under the provisions of this Lease will be limited to the cost of such repairs or maintenance or the curing of such defect. Except as qualified by Paragraph 7.4(a) of this Lease, the term “walls” as used herein will not include windows, glass or plate glass, doors, special store front or office entry. Landlord will, at Landlord’s cost and expense, pay for the repair of any damage to the Premises resulting from and/or caused by the negligence or misconduct of a Landlord Party.

8.2 Covenant of Quiet Enjoyment. Landlord covenants that it now has good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, mortgages now or hereafter of record, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. Landlord represents and warrants that it has full authority and right to enter into this Lease and that for so long as an Event of Default does not exist, you will peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease. Landlord agrees to make reasonable efforts to protect you from interference or disturbance by other tenants or third persons; however, as long as Landlord has used such reasonable efforts, Landlord will not be liable for any such interference or disturbance, nor will you be released from any of the obligations of this Lease because of such interference or disturbance.

8.3 Payment of Taxes. Subject to your obligation to timely pay Rent, Landlord covenants and agrees that Landlord will pay the Taxes when due.

ARTICLE IX

ALTERATIONS AND SIGNAGE

9.1 Alterations. You agree that you will not make any alterations, additions or improvements to the Premises (including, without limitation, the roof and exterior or dividing wall penetrations except ass approved) without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed. If Landlord consents to any alterations, additions or improvements proposed by you, you will construct the same in accordance with all governmental laws, ordinances, rules and regulations and all requirements of any applicable insurance policies and only in accordance with plans and specifications approved by Landlord. You may, without the consent of Landlord, but at your own cost and expense and in good workmanlike manner erect such shelves, bins, machinery and other trade fixtures as you may deem advisable, without altering the basic character of the Building and without overloading the floor or damaging the Building, and in each case after complying with all applicable governmental laws, ordinances, regulations and other requirements, provided, however, the installation of a boiler, crane or heavy machinery (even if a room for such item is designated in the Construction Drawings, which designation will not be deemed to be consent) will require separate Landlord consent as though it were an addition to the Premises . All shelves, bins, machinery and trade fixtures installed by you may be removed by you prior to the termination of this Lease if you so elect, and will be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord and upon any such removal you agree to repair any damage to the Premises caused by such removal. All such removals and restoration will be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural quality of the Building. The parties agree and acknowledge that you intend to submit to Landlord for review and written approval construction documents including detailed plans and specifications for intended improvements to the Building to be paid for by you (the “Renovation Plan”) (See Section 24.1 of this Lease for required Tenant’s Work). Landlord will timely review the Renovation Plan and will not unreasonably withhold delay or condition Landlord’s consent to the Renovation Plan. If Landlord fails to respond to a request for approval for the Renovation Plan within sixty days of confirmed receipt, then Landlord will be deemed to have approved the Renovation Plan.

9.2 Accounting for Cost of Alterations. As soon as is practical promptly following the completion of any improvements made to the Premises by you, you will submit to Landlord an itemized statement setting forth the cost of such improvements. Within thirty days of the request of Landlord from time to time made but not more than once in any one calendar year (unless such additional request results from a change in Landlord’s insurance carrier), you will provide Landlord with a written appraisal of the then current replacement value of the improvements to the Premises made by you. Your failure to submit such written appraisal will not be an Event of Default, and instead, Landlord has the right to estimate the current replacement value of such improvements and any such estimate provided to Landlord’s insurance carrier will be binding upon you to the extent such improvements are covered under insurance required to be maintained by Landlord.

9.3 Signs and Window Treatment. You agree that you will not install any signs upon the Building, provided, however, that you will be permitted, at your cost and expense, to install one exterior identification sign on each of Building One and Building Two in a place reasonably acceptable to Landlord provided that such sign conforms with signage criteria that Landlord has promulgated or is currently in the process of promulgating for the Development. Such sign will be removed by you upon termination of this Lease at which time you will repair any damage to the Premises caused by such removal. Landlord may from time to time require you to change your identification sign to conform to a revised standard for the Building, provided Landlord pays the cost of removing and replacing such sign. Any sign installed by you will be maintained by you and kept in good condition and repair.

ARTICLE X

LANDLORD ACCESS TO PREMISES

Landlord and Landlord’s agents have the right to enter the Premises at any time, in the case of an emergency, and otherwise and subject to your reasonable policies concerning visitors and the disclosure of confidential information, at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, insurance adjustors or tenants, and making such alterations, repairs, improvements or additions to the Premises or to the Building (including other tenant spaces), as Landlord may reasonably deem advisable or necessary.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

11.1 Requirement of Landlord Consent. Except as otherwise expressly provided for herein, you do not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed. Any attempted assignment, subletting, transfer or encumbrance by you in violation of the terms and covenants of this Section or this Lease will be void. If Landlord consents to an assignment or subletting, as a condition thereto which the parties agree is reasonable, you will pay to Landlord one-half of any Transfer Premium. Any assignment, subletting or other transfer of your interest in this Lease must be for an amount equal to the then fair market value of such interest. These covenants run with the land and will bind you and your successors and assigns. No assignment, subletting or other transfer, whether consented to by Landlord or not, will relieve you of your liability and obligations hereunder. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, may at Landlord’s option collect directly from such assignee or subtenant all rents becoming due to you under such assignment or sublease and apply such rent against any sums due to Landlord for you hereunder, and no such collection will be construed to constitute a novation or a release of you from the further performance of your obligations hereunder. Any assignee, sublessee or transferee of your interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “successors”), by assuming your obligations hereunder will assume liability to Landlord for all amounts paid to persons other than Landlord by such successors in contravention of the immediately preceding sentence.

11.2 Effect of Unconsented to Assignment or Subletting. An assignment or subletting of your interest in this Lease without Landlord’s specific written prior consent (where Landlord’s consent is required pursuant to the terms of this Lease) will be an Event of Default curable after a ten day notice period and in addition to all rights and remedies available to Landlord under this Lease, and if Landlord does not elect to terminate the Lease, Landlord will have the right to increase the monthly base rent to the Holdover Rent amount as if you were holding over during any period of time such unconsented to assignee or subtenant is in possession of any or all of the Premises.

11.3 Sub-Lease Termination: Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by you, the mutual termination or cancellation hereof, or a termination hereof by Landlord for an uncured Event of Default by you, will automatically terminate any sublease or lesser estate in the Premises, provided, however, Landlord will, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest, will constitute Landlord’s election to have such event constitute the termination of such interest.

11.4 Third Party Payments. You acknowledge that Landlord may not fully scrutinize and examine each Rent or other payment to see that the check submitted in payment is your check and not a third party check. Accordingly, if a third party check is tendered for payment of Rent or any other payment due under this Lease from you, and if such payment is accepted by Landlord, such acceptance will not confer any rights upon the third party payor or entitle the third party payor to make a claim as an assignee or subtenant of yours nor will such acceptance entitle the third party payor to occupy the Premises or create a landlord/tenant relationship between the third party payor and Landlord.

11.5 Assignment to an Affiliate. Notwithstanding anything in Section 11.1 of this Lease to the contrary, you will have the right to assign (without requirement of Landlord consent and without being required to pay a Transfer Premium) your leasehold interest in the Premises to an Affiliate without Landlord’s consent provided that you: (i) give Landlord advance written notice of the assignment; (ii) give Landlord, in advance, proof that the Affiliate has all insurance in place required to be maintained under this Lease including naming Landlord as an additional insured; (iii) give Landlord, in advance, a fully executed assignment and assumption of lease document reasonably acceptable to Landlord including an acknowledgment that such assignment does not release you from liability; and (iv) pay Landlord, in advance, a non refundable administrative charge payment of $750.00 to reimburse Landlord for the administrative and legal costs Landlord can reasonably be expected to incur regarding such assignment.

11.6 Subletting to an Affiliate. Notwithstanding anything in Section 11.1 of this Lease to the contrary, you will have the right to sublet all or a portion of the Premises to an Affiliate without Landlord’s consent provided that you (i) give Landlord advance written notice of the subletting; (ii) give Landlord, in advance, proof that the Affiliate has all insurance in place required to be maintained under this Lease including naming Landlord as an additional insured; (iii) give Landlord, in advance, a fully executed sublease reasonably acceptable to Landlord; and (iv) pay Landlord, in advance, a non refundable administrative charge payment of $750.00 to reimburse Landlord for the administrative and legal costs Landlord can reasonably be expected to incur regarding such subletting.

ARTICLE XII

INSURANCE

During the term of this Lease, Landlord and you will carry and maintain the following types of insurance and in the amounts specified in this Article, all as follows:

12.1 Fire and Casualty Damage. Landlord agrees to maintain insurance covering the Development in an amount not less than full insurable value (subject to any applicable deductible) insuring against loss or damage by fire and other hazards included within the term “special causes of loss”, “all risk” or “extended coverage” and against such other hazards as Landlord may deem advisable or which a Superior Mortgagee requires. Such insurance will not, however, insure your personal property. Subject to the provisions of subparagraph 13.1(c) below, such insurance will be for the sole benefit of Landlord and under its sole control.

12.2 Personal Property. You will procure and maintain throughout the term of this Lease a policy or policies of insurance, at your sole cost and expense, insuring all personal property situated within the Premises against loss or damage by fire and other hazards included within the term “special causes of loss”, “all risk” or “extended coverage” and against such other hazards as Landlord may reasonably require in the full insurable value.

12.3 Tenant’s Liability Insurance. You will procure and maintain throughout the term of the Lease a policy or policies of insurance, at your sole cost and expense, insuring both Landlord and you (and, if requested by Landlord, insuring the Superior Mortgagee) against all claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) your operations in and maintenance and use of the Premises; and (iv) your liability assumed under this Lease, the limits of such policy or policies to be in the amount of not less than $2,000,000 per occurrence in respect to injury to persons (including death), and in the amount of not less than $250,000 per occurrence in respect to property damage or destruction, including loss of use thereof. If Landlord has also obtained comprehensive liability insurance, then the insurance required to be maintained by you pursuant to this Section will be primary and non contributing with respect to any policies carried by Landlord and any coverage carried by Landlord will be excess insurance.

12.4 Workers’ Compensation and Employer Liability Insurance. You will procure and maintain throughout the term of the Lease a policy or policies of insurance, at your sole cost and expense, all workers’ compensation coverage as required by law and employer’s liability insurance.

12.5 Proof of Insurance. Insurance required to be procured and maintained by you pursuant to this Article will be procured by you from responsible insurance companies reasonably satisfactory to Landlord. Certificate(s) of insurance reasonably acceptable to Landlord evidencing your compliance with the provisions of Sections 12.2, 12.3 and 12.4 will be delivered to Landlord prior to the Commencement Date. Not less than fifteen days prior to the expiration date of any such policies, updated certificate(s) of insurance will be delivered to Landlord. Such policies will further provide that not less than thirty days written notice will be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

12.6 Waiver of Claims. To the maximum extent permitted by law, Landlord and you each hereby waives any claim against the other which is insurable under the property insurance required to be carried under Sections 12.1 and 12.2 of this Lease, irrespective of whether Landlord or you actually maintains such insurance. Notwithstanding the preceding, if the damage or destruction to the Building was caused by your negligence, then you agree, upon demand, to reimburse Landlord for the deductible expended by Landlord under Landlord’s policy of insurance (but not in excess of $20,000) to repair or rebuild the Building or part thereof after such damage or destruction. You and the Landlord each agree to request the insurance carriers to include in the policies of property insurance required to be carried under Sections 12.1 and 12.2 of this Lease, a waiver of subrogation provision consistent with the foregoing waiver of claims.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Damage or Destruction. (a) If the Building should be totally destroyed by fire, tornado or other casualty, or if the Building should be so damaged thereby that rebuilding or repairs cannot in Landlord’s reasonable estimation be completed within the Restoration Period, this Lease will terminate and the Rent will abate during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

(b) If the Building should be damaged by any peril covered by insurance to be provided by Landlord under Section 12.1 of this Lease, but only to such extent that rebuilding or repairs can in Landlord’s estimation be completed within the Restoration Period, this Lease will not terminate, and Landlord will at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage (including damage to plat glass caused by windstorm) , except that Landlord will not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by you except that Landlord may elect not to rebuild if such damage occurs during the last year of the term of the Lease exclusive of any option which is unexercised at the time of such damage. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable will be reduced to such extent as may be fair and reasonable under all of the circumstances. If Landlord should fail to complete the repairs and rebuilding within the Restoration Period, you may, at your option, terminate this Lease by delivering written notice of termination to Landlord as your exclusive remedy, whereupon all rights and or obligations hereunder will cease and terminate. Should construction be delayed because of a Force Majeure Event, the Restoration Period will be extended for the time Landlord is so delayed.

(c) Notwithstanding anything herein to the contrary, if a Superior Mortgagee requires that the insurance proceeds be applied to the indebtedness secured by a mortgage encumbering the Building, then Landlord will have the right to terminate this Lease by delivering written notice of termination to you within fifteen days after such requirement is made by the Superior Mortgagee, whereupon all rights and obligations hereunder will cease and terminate.

13.2 Condemnation. If the whole or any substantial part of the Premises or Building should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease will terminate effective when the legal taking or private purchase in lieu thereof occurs. If less than the whole or less than a substantial part of the Premises or Building is thus taken or sold, Landlord may nonetheless terminate this Lease by giving written notice to you in which event this Lease will terminate effective when the legal taking or private purchase in lieu thereof occurs. If this Lease is not terminated upon such taking or private sale in lieu thereof, the Rent payable hereunder during the unexpired portion of this Lease will be reduced to such extent as may be fair and reasonable under all of the circumstances and Landlord will undertake to restore the Premises to a condition suitable for your use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances. All amounts awarded from the legal taking or private purchase in lieu thereof will belong to Landlord and you will not be entitled to and you expressly waive any claim to any of such proceeds, provided, however, you will be entitled to pursue a separate claim for your trade fixtures paid for by you and for relocation expenses.

ARTICLE XIV

LANDLORD’S LIABILITY

14.1 Liability and Indemnification. (a) If the waiver of claims provisions of Section 12.6 of this Lease are not applicable, Landlord will nonetheless not be liable to you for any damage to your property on or about the Premises unless caused by or resulting from the gross negligence or intentional wrongful act of Landlord or its agents, servants or employees in the operation or maintenance of the Premises or the Development, subject to the doctrine of comparative negligence in the event of contributory negligence on your part or on the part of your agents, employees or servants. In no case will a Superior Mortgagee be liable to you for injury, damage or loss caused by Landlord, regardless of the cause. In those cases specified above where Landlord is liable to you for damage to your property, Landlord’s liability is limited to the replacement value of the property damaged. In no case will Landlord be liable to you for incidental or consequential damages or for lost profits.

(b) You agree to indemnify Landlord and hold Landlord harmless from and against all claims, actions, damages, liability, and expenses which may arise in connection with bodily injury or loss of life to persons while at the Premises if the injury or loss of life was occasioned totally or in part by any negligent or wrongful intentional act by you or by your agents, contractors, servants or employees. Your indemnification obligation under this paragraph will not, however, apply to the extent the injury or loss of life was due to the negligent or wrongful intentional act of Landlord.

(c) You agree to indemnify Landlord and hold Landlord harmless from and against all claims, actions, damages, liability, and expenses which may arise in connection with damage to the property of third persons if the property is damaged while at the Premises and if the damage was occasioned totally or in part by any negligent or wrongful intentional act by you or by your agents, contractors, servants or employees. Your indemnification obligation under this paragraph will not, however, apply to the extent the damage to third persons property was due to the negligent or wrongful intentional act of Landlord.

(d) Subject to the limitations set forth herein, Landlord agrees to indemnify you and hold you harmless from and against all claims, actions, damages, liability, and expenses which may arise in connection with bodily injury or loss of life to persons to the extent the injury or loss of life was occasioned by the negligent or wrongful intentional act by a Landlord Party. Landlord’s indemnification obligation pursuant to this paragraph (i) will not apply to the extent the injury or loss of life was due to your negligent or wrongful intentional act (including the negligent or wrongful intentional act of your agents, contractors, or employees), (ii) will not mean that Landlord will be required to defend you if your defense is available under your comprehensive general liability insurance policy or any other insurance maintained by you, and (iii) will be limited in amount to the deductible under your policies of insurance if your comprehensive general liability insurance or other policy of insurance hereunder would provide coverage and indemnity to you.

14.2 Tenant Remedies (Includes Limited Self Help Remedy). In the event of a Landlord Default, your exclusive remedy will be an action for damages or for specific performance or other injunctive relief if specific performance or injunctive relief is a commercially reasonable remedy given the circumstances. Notwithstanding the preceding, if the Landlord Default results from Landlord’s failure to comply with Landlord’s maintenance and repair obligations under Section 8.1 of this Lease, then upon advance written notice received from you, you may perform such obligations yourself whereupon Landlord will be required to reimburse to you, within ten days of Landlord’s receipt of written demand, for your actual cost to perform the obligation and Landlord’s failure to timely make the reimbursement payment will be a Landlord Default. Nothing contained in the preceding sentence or elsewhere in this Lease will be construed to grant to you a set off right.

14.3 Limitation on Liability. If Landlord fails to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default you recover a money judgment against Landlord, such judgment may be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of the rents or other income from the Building receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Building including insurance and condemnation proceeds, subject, nevertheless, to the rights of a Superior Mortgagee, and neither Landlord nor any of the stockholders, partners or members comprising the entity which is Landlord herein will be liable for any deficiency.

ARTICLE XV

TENANT DEFAULT

Upon the occurrence of an Event of Default and in addition to all rights or remedies afforded to Landlord elsewhere in this Lease or at law or in equity, Landlord will have the following rights and remedies:

15.1 Retake Possession of the Premises and or Termination. Upon the occurrence of an Event of Default, Landlord will have the immediate right to reenter the Premises, either by summary proceedings or without summary proceedings if such reentry can be done peaceably, and to disposses you and all other occupants from the Premises and remove and dispose of all property situated within the Premises, or at Landlord’s election, to store such property in a public warehouse or elsewhere at your cost and for your account, all without any service of notice of intention to reenter and with or without resort to legal process (which requirement of legal process is hereby waived by you as long as such reentry can be done peaceably) and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Upon the occurrence of any such Event of Default, Landlord will also have the right, at its option, in addition to and not in limitation of any other right or remedy available under this Lease or at law or in equity, to terminate this Lease by giving you notice of cancellation and upon the mailing of such notice, this Lease and the Term will end and expire as fully and completely as if the date of said notice were the date herein definitely fixed for the end and expiration of this Lease and the Term and thereupon, unless Landlord has previously elected to reenter the Premises, Landlord will have the immediate right of reentry in the manner aforesaid, and you and all other occupants will quit and surrender the Premises to Landlord but you will remain liable to Landlord as set forth herein. No reentry or taking possession of the Premises or acceptance of keys to the Premises voluntarily given by you following an Event of Default, will be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given by Landlord to you or unless the termination thereof results as a matter of law or be decreed by a court of competent jurisdiction. Notwithstanding any retaking of possession for your account or reletting for your account, Landlord may at any time thereafter elect to terminate this Lease.

15.2 Reletting of the Premises. If by reason of the occurrence of an Event of Default, the Term ends before the date originally fixed herein, or if by reason of an Event of Default Landlord retook possession of the Premises without an early termination of the Lease and the Term, or if you are ejected, dispossessed, or removed from the Premises by summary proceedings or in any other manner as a result of an Event of Default, Landlord at any time thereafter may relet all or a part of the Premises, either in the name of Landlord or as agent for you, for a term or terms which, at Landlord’s option may be less than or exceed the period of the remainder of the Term or which otherwise would have constituted the balance of the Term had such Term not been sooner terminated and grant concessions and free Rent. Landlord will in no event be liable in any way for Landlord’s failure to relet the Premises or to collect any rent receivable from such reletting. Landlord is hereby authorized and empowered to make such repairs, alterations, subdivisions or other preparations for the reletting of the Premises as Landlord deems fit, advisable and necessary, without in any way releasing you from any liability hereunder. Landlord will receive the rents from such reletting and apply the same, first, to the payment of any monetary obligation due under this Lease other than Rent, second to the payment of any expenses as Landlord may have incurred in connection with reentering, ejecting removing, dispossessing, reletting, altering, repairing, subdividing or otherwise preparing the Premises for reletting, including reasonable brokerage and reasonable attorney fees, and the residue, if any, Landlord will apply to your fulfillment of the terms, conditions and covenants hereunder and you waive any right to the surplus, if any. The residue, if any, is herein referred to as the “net rents received by Landlord from reletting”.

15.3 Damages for Rent. In addition to any damages for unpaid Rent and any additional rent that accrues up until the time that Landlord regains possession of the Premises, you will be liable for and will pay to Landlord as damages any deficiency between the Rent reserved herein and the net rents received by Landlord from reletting, if any, for each month of the period which otherwise would have constituted the balance of the Term. You will pay such deficiency on an accelerated basis as provided for herein or, at Landlord’s sole option, in monthly installments on the due date for such Rent installment as specified in this Lease, and any suit or proceeding brought to collect the deficiency for any month, either during the Term or after any termination thereof, will not prejudice or preclude in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding. Unless Landlord elects to forego the acceleration of Rent, accelerated Rent will be calculated as the present value of the Rent due for the remainder of the Term, or, in the case of a termination, which would have been due for the remainder of the Term had such Term not been sooner terminated as a result of the Event of Default. For these purposes, the discount rate to be used for purposes of calculating the present value will be the average rate established and announced for United States Treasury Bills, with a maturity of thirteen weeks at the four weekly auctions held immediately prior to the date that Landlord obtained possession of the Premises. Landlord will, however, account to you for the net rents received by Landlord from reletting on a monthly basis only if you have paid to Landlord the damages recoverable by Landlord from you as provided for herein and only to the extent of such payments.

15.4 Landlord’s Self Help Remedy. If an Event of Default occurs and if Landlord elects not to reenter the Premises to take possession, then notwithstanding, Landlord will have the right to enter upon the Premises, without being liable for prosecution or any claim for damages therefore, and do whatever you were obligated to do under the terms of this Lease to cure the Event of Default, and you agree to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with your obligations under this Lease, and you further agree that Landlord will not be liable for any damages resulting to you from such action, whether caused by the negligence of Landlord or otherwise.

15.5 Late Charges/NSF Checks. If you fail to pay any installment of Rent hereunder as when such installment is due, or if you fail to pay any additional rent or any other payment required to be made by you to Landlord hereunder, then to help defray the additional cost to Landlord for processing such late payment, you agree to pay to Landlord a late charge in an amount equal to five percent of such installment or payment. The provision for such late charge is in addition to all of Landlord’s other rights and remedies hereunder or at law and will not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. If your check, given to Landlord in payment, is returned by the bank for non-payment, you agree to pay all expenses incurred by Landlord as a result thereof. Notwithstanding, as to the first late payment only occurring during any one calendar year, the late charge will not be assessed if payment is made within five days of your receipt (or delivery refused) of written notice of non payment. Late charges (or Landlord’s agreement to abate the late charge as set forth in the immediately preceding sentence) will not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent or any other payments required to be made pursuant to this Lease.

15.6 Waiver. No waiver by Landlord of an Event of Default by you will be deemed a waiver of any other, term, covenant or condition hereof, or of any subsequent Event of Default by you of the same or any other term, covenant or condition hereof. If Landlord executes this Lease and delivers a counterpart original to you prior to your tender of any payments required hereunder including prepaid Rent and Security Deposit, such action will not be deemed to be a waiver of the requirement for immediate payment of the prepaid Rent and Security Deposit and Landlord will have the right to declare an immediate Event of Default for your failure to tender the prepaid Rent and Security Deposit if not paid within three days of receipt of demand from Landlord (which demand may be made in the transmittal letter or transmittal memo enclosing the executed counterpart of the Lease).

ARTICLE XVI

RIGHTS RESERVED TO LANDLORD

In addition to any other rights reserved to Landlord pursuant to this Lease, Landlord reserves and may exercise the following rights without affecting your obligations hereunder: (a) to change the name or the street address of the Building or the Development; and (b) to install and maintain a sign or signs on the exterior of the Building or the Development.

ARTICLE XVII

intentionally deleted

ARTICLE XVIII

ESTOPPEL STATEMENT, SUBORDINATION AND ATTORNMENT

18.1 Estoppel Statement. You will, without charge, at any time and from time to time, within ten days after receipt by you of written request made by Landlord or made by any Superior Mortgagee (or prospective Superior Mortgagee), deliver a duly executed and acknowledged certificate or statement to the party requesting said certificate or statement or to any other person, firm, corporation or other entity designated by Landlord, certifying: (a) that this Lease is unmodified and in full force and effect, or, if there has been any modification, that the same is in full force and effect as modified, and stating any such modification; (b) the Commencement Date and Expiration Date of this Lease; (c) that Rent is paid currently without any offset or defense thereto; (d) the dates to which Rent has been paid, and the amount of Rent, if any, paid in advance; (e) whether or not there is then existing any claim of Landlord’s default hereunder and, if so, specifying the nature thereof; and (f) any other information relating to the status of this Lease as may be reasonably requested; provided that, in fact, such facts are accurate and ascertainable.

18.2 Subordination. You are accepting this Lease subject and subordinate to any mortgage and/or deed of trust now or at any time hereafter constituting a lien or charge upon the Building or the Premises, without the necessity of any act or execution of any additional instrument of subordination; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have your interest in this Lease superior to any such instrument, then by notice to you from such mortgagee, trustee or holder, this Lease will be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. You will at any time within ten days of demand, execute any instruments, releases or other documents which may be required by any Superior Mortgagee for the purpose of evidencing the subjection and subordination of this Lease to the lien of any such mortgage or for the purpose of evidencing the superiority of this Lease to the lien of any such mortgage as may be the case.

18.3 Attornment. If a Superior Mortgagee or any other party succeeds to the interest of Landlord under the Lease in any manner, including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), then upon written notice from the Superior Mortgagee or other party succeeding to the interest of Landlord under the Lease (the “New Landlord”), you will attorn to and be bound to the New Landlord upon such Succession and will recognize the New Landlord as the landlord under the Lease. Such attornment is effective and self-operative without the execution of any further instrument. Upon the request of the New Landlord, you will sign and deliver any instruments reasonably requested to evidence such attornment. You waive the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give you any right or election to terminate or otherwise adversely affect the Lease and your obligations hereunder as a result of any such Succession. Upon any Succession, the New Landlord will not be (a) liable for any act or omission of the Landlord under the Lease occurring prior to the Succession, (b) subject to any offsets or defenses which you may have against Landlord arising or occurring prior to the Succession, or (c) bound by any rent or additional rent which you may have paid to Landlord for more than the current month.

18.4 Superior Mortgagee Cure Rights. No act or failure to act on the part of Landlord which would entitle you, under the express terms of this Lease or by law, to be relieved of your obligations under this Lease or to terminate this Lease, will result in a release of such obligations or a termination of this Lease unless: (i) You have given notice by certified mail, return receipt requested, to the Superior Mortgagee; and (ii) you offer the Superior Mortgagee an opportunity to cure such default within thirty days next following receipt of such notice, or if such default cannot be cured within thirty days, to commence to cure the default within the thirty day period and to proceed diligently thereafter to cure the default.

18.5 Remedies. Your failure to execute any statements or instruments necessary or desirable to effectuate the foregoing provisions of this Article within the time limits specified in this Article (which time limits are not subject to any grace period), will constitute an Event of Default. In the event of such failure, Landlord, in addition to any other rights or remedies it might have, will have the right by not less than ten days’ notice to you to declare this Lease terminated and the term ended, in which event this Lease will cease and terminate on the date specified in such notice with the same force and effect as though the date set forth in such notice were the date originally set forth herein and fixed for the expiration of the term; upon such termination you will vacate and surrender the Premises, but will remain liable for all obligations arising during the original stated term as provided in this Lease by reason of said Event of Default.

ARTICLE XIX

MECHANICS LIENS

You (the Tenant) shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interests of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with you, including those who may furnish materials or perform labor for any construction or repairs and nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of the Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to liens for improvements made by you and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to you by this instrument. You covenant and agree that you will pay or cause to be paid all sums legally due and payable by you on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that you will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. You agree to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

Notwithstanding any provision of this Lease relating to improvements, additions, alterations, repairs or reconstruction of or to the Premises, you and the Landlord each agree and confirm that: (i) Landlord has not consented nor will Landlord ever consent to the furnishing of any labor or materials to the Premises that would or may result in any mechanic’s or materialman’s lien attaching to Landlord’s interest in the Premises; (ii) you are not the agent of Landlord for the purposes of any such improvements, additions, alterations, repairs or reconstruction; and (iii) except as expressly provided herein, Landlord has retained no control over the manner in which any such improvements, additions, alterations, repairs or reconstruction are accomplished, and has made no agreement to make or be responsible for any payment to or for the benefit of any person furnishing labor or materials in connection therewith. No one furnishing labor or materials to or for your account shall be entitled to claim any lien against the interest of Landlord in the Premises and such entities shall look solely to you and your leasehold interest under this Lease for the satisfaction of any such claims.

You shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by you in the Premises. If any such taxes for which you are liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by you in the Premises, and Landlord elects to pay the taxes based on such increase, you shall pay to Landlord upon demand that part of such taxes.

ARTICLE XX

NOTICES

Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice will be deemed to be complied with when and if the following steps are taken:

(a) Unless specifically stated to the contrary in this Lease, any notice, demand, request or other instrument which may be or is required to be given by you under this Lease or by law will be in writing and sent by United States certified mail, return receipt requested, postage prepaid or by recognized overnight delivery service, and will be deemed to have been given upon receipt of same by Landlord (or delivery refused); or, if required to be given by Landlord under this Lease or by law, such notice, demand, request or other instrument will be in writing and sent by United States certified mail, return receipt requested, postage prepaid, by recognized overnight delivery service, by personal delivery or by other comparably reliable means, and will be deemed to have been given upon receipt of same by you (or delivery refused); and will be addressed (a) if to Landlord c/o CB Richard Ellis, Inc., 2100 Park Central Boulevard North, Suite 900, Pompano Beach, Florida 33064 or at such other address as Landlord may designate by written notice, together with copies thereof to such other parties designated by Landlord; or (b) if to you at 2555 Davie Road, Davie, Florida 33317, or such other address as you may designate by written notice.

(b) If and when included within the term “Landlord”, or “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all will jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments. All parties included within the terms “Landlord” and “Tenant” respectively, will be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

ARTICLE XXI

MISCELLANEOUS

21.1 Words of any gender used in this Lease will be held or construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

21.2 The terms, provisions and covenants and conditions contained in this Lease will apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord has the right to assign any of its rights and obligations under this Lease and Landlord’s grantee or Landlord’s successor, as the case may be, will upon such assignment, become Landlord hereunder, thereby freeing and relieving the grantor or assignor, as the case may be, of all covenants and obligations of Landlord hereunder so long as the grantee or successor has assumed in writing Landlord’s obligations hereunder arising from and after the date of transfer. Nothing herein contained will give any other tenant in the Building any enforceable rights either against Landlord or you as a result of the covenants and obligations of either party set forth herein. Any indemnification of, insurance of, or option granted to Landlord will also include or be exercisable by Landlord’s agents and employees.

21.3 The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

21.4 This Lease constitutes the entire understanding and agreement between you and the Landlord with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and you with respect thereto. You and the Landlord each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or you, or anyone acting on behalf of Landlord or you, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. You have not relied upon any representation of Landlord or its agents, other than items contained in this Lease, as an inducement to enter into this Lease. No alteration, amendment, change or addition to this Lease will be binding upon Landlord or you unless reduced to writing and signed by each party (which signatures may be by facsimile transmission and such facsimile transmission will be deemed to be an original as to any such alteration, amendment, change or addition to this Lease).

21.5 All of your obligations not fully performed as of the expiration or earlier termination of the term of this Lease will survive the expiration or earlier termination of the term, including without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term, and prior to you vacating the Premises, you will pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation heating and air conditioning systems and equipment therein, in its Exit Condition. Any work required to be done by you prior to your vacation of the Premises which has not been completed upon such vacation, will be completed by Landlord and billed to you at cost, which cost may include any construction management fee required to be paid by Landlord to Landlord’s property manager. You will also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of your obligation hereunder for Operating Costs. All such amounts will be used and held by Landlord for payment of your obligations hereunder, with you being liable for any additional costs therefore upon demand by Landlord, or with any excess to be returned to you after all such obligations have been determined and satisfied, as the case may be.

21.6 If any clause, provision or portion of this Lease or the application thereof to any person or circumstance is invalid or unenforceable under applicable law, such event will not affect, impair or render invalid or unenforceable the remainder of this Lease nor any other clause, phrase, provision or portion hereof, nor will it affect the application of any clause, phrase, provision or portion hereof to other persons or circumstances, and it is also the intention of the parties to this Lease that in lieu of each such phrase, provision or portion of this Lease that is invalid or unenforceable, there be added as a part of this Lease, a clause, phrase, provision or portion which is valid.

21.7 Submission of this Lease will not be deemed to be a reservation of the Premises. Landlord will not be bound hereby until its delivery to you of an executed copy hereof signed by Landlord, already having been signed by you, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Execution of this Lease by you will be irrevocable for a period of fifteen business days immediately following delivery to Landlord. Notwithstanding anything contained herein to the contrary Landlord may withhold delivery of possession of the Premises from you until such time as you have delivered to Landlord the certificate(s) of insurance required to be provided by you hereunder.

21.8 Time is of the essence of this Lease. However, whenever a period of time is herein prescribed for the taking of any action by Landlord or you, then Landlord or you, as applicable, will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to a Force Majeure Event. The provisions of the immediately preceding sentence will not, however, excuse performance or extend the due date of the payment of any Rent or any other payment required to be made pursuant to this Lease nor will the provisions of the immediately preceding sentence extend the time period during which any right granted under this Lease, if any, to extend, terminate early or expand may be exercised.

21.9 If Landlord desires to finance, refinance, or sell the Building, the Development or any part thereof, you agree to, at the request of Landlord, deliver to any potential lender or purchaser designated by Landlord such financial statements of yours as may be reasonably required by such lender or purchaser, including but not limited to your financial statements for the past 3 years. All such financial statements will be received by Landlord and such lender or purchaser in confidence and will be used only for the purposes herein set forth.

21.10 Each party represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction, and that no broker, agent or other person brought about this transaction, other than Landlord’s Broker and Tenant’s Broker. The party against whom a claim is made agrees to indemnify and hold the other harmless from and against any and all claims to pay any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the party against whom a claim is made with regard to this leasing transaction.

21.11 Landlord and you each waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and you or your use and occupancy of the Premises.

21.12 If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such proceeding will be entitled to reasonable attorneys’ fees and court costs.

21.13 This Lease may be executed in multiple counterparts, each of which will be deemed an original and all of which together constitutes one and the same document.

21.14 The parties acknowledge that each has read this Lease, consulted with an attorney regarding its terms, and agrees with its terms as though that party had drafted this Lease itself. The parties agree that although this Lease was, by necessity, printed and assembled by Landlord and drafted by Landlord’s attorney, this Lease reflects the terms as agreed to by the parties and that if a term or provision of this Lease is considered ambiguous, neither party will be considered the draft person for the purpose of causing the terms of this Lease to be construed against that party.

ARTICLE XXII

PUBLIC ACCOMMODATION LAWS

You assume all responsibility for compliance of the Premises with any and all Public Accommodations Laws and you agree to complete any and all alterations, modifications or improvements to the Premises necessary in order to comply with all Public Accommodation Laws during the term of this Lease whether such improvements or modifications are the legal responsibility of Landlord, you or a third party. You agree to indemnify, defend and hold harmless Landlord from and against any and all claims, liabilities, fines, penalties, losses and expenses, including attorneys fees, arising in connection with your failure to comply with the provisions of this Section.

ARTICLE XXIII

ENVIRONMENTAL MATTERS

23.1 Environmental Matters. You hereby agree that: (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of your business (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and provided that you have obtained all applicable permits and licenses; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of your business (the “Permitted Materials”) provided such Permitted Materials are properly labeled and stored in a manner and location meeting all Environmental Laws; (iii) no portion of the Premises or the common areas of the Development will be used by you as a landfill or dump; (iv) you will not install any underground tanks of any type within the Development; (v) you will not install any generator or above ground tank of any type within the Development without the express written consent of Landlord, which consent may be given in Landlord’s sole and absolute discretion; (vi) you will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vii) you will not bring any Hazardous Substances onto the Premises, except for the Permitted Materials and if so brought or found located thereon, the same will be immediately removed, with proper disposal, and all required cleanup procedures will be diligently undertaken pursuant to all Environmental Laws. If, at any time during or after the term of this Lease, the Premises is found to be so contaminated or subject to said conditions, you agree to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by you. The foregoing indemnification will survive the termination or expiration of this Lease.

23.2 Environmental Audit; Right of Entry. Landlord has the right to require you to undertake and submit to Landlord a periodic environmental audit from an environmental company approved by Landlord, which audit will cover your compliance with this Section. You will promptly comply with all requirements of such audit and cure all matters raised therein at your sole cost. You agree to grant to all interested governmental agencies reasonable access to the Premises. Notwithstanding the preceding, the cost of the environmental audit will be paid for by Landlord except and unless the environmental report reflects one or more breaches of your environmental covenants under this Lease.

23.3 RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

ARTICLE XXIV

SPECIAL MATTERS

24.1 Required Improvements/Refurbishments to Be Made by Tenant. Landlord’s grant of the Refurbishment Abatement is conditioned on you paying for and making improvements and refurbishments to the Building the cost of which will be at least equal to $819,936.00 (“Tenant’s Work”). Up to twenty percent of the required expenditure may be for Soft Costs (as hereinafter defined). To this end, you will be required to account to Landlord, from time to time within ten days of your receipt of written request from Landlord, for your costs incurred for Tenant’s Work including evidence of payment and appropriate lien waivers from your general contractor and any one furnishing labor or materials to the Building. Approvals for Tenant’s Work are subject to the provisions of Section 9.1 of the Lease and if Tenant’s Work requires the issuance of a building permit, it is further subject to (i) you will not record a notice of commencement for Tenant’s Work until such time as Landlord has approved the form of notice of commencement; and (ii) you will provide Landlord with final lien waivers from your general contractor and from all persons serving a notice to owner. Soft Costs means fiber optic cables and switches for connectivity between Buildings One and Two, running cable for data and voice, security and access control, phone system and wiring, moving activities, balancing and cleaning the HVAC system, purchasing or refurbishing life safety equipment including fire extinguishers, ceiling tiles, furniture including vertical blinds and window tinting.

24.2 Landlord’s Obligation to Install Accordion Hurricane Shutters at Building Two. As soon as is practical immediately following the Commencement Date, Landlord, at Landlord’s cost and expense, will install an accordion hurricane shutter system (substantially similar to the specifications attached hereto as Schedule 24.2) for the protection of the exterior glass windows and exterior glass doors of Building Two. Landlord will not be liable for damages to your property or incidental and consequential damages if a windstorm occurs prior to the completion of the installation or if once installed, the hurricane shutters do not work as installed. Within fourteen days immediately following the Commencement Date, Landlord will enter into a contract with a vendor for the purchase of and installation of the hurricane shutter system (including payment of any deposit required pursuant to such contract) and thereafter Landlord will cause the vendor to diligently pursue the issuance of the permit for the installation and the diligent installation of the system. Landlord will provide you with a copy of the signed contract with the vendor once signed. If Landlord fails to enter into the vendor contract within the fourteen day period, then until such time as Landlord actually enters into such contract, you will have the right to enter into a contract yourself with a vendor selected by you whereupon Landlord will be required to reimburse to you, within ten days of Landlord’s receipt of written demand, for your actual payments made under such vendor contract and Landlord’s failure to timely make the reimbursement payment will be a Landlord Default. Nothing contained in the preceding sentence or elsewhere in this Lease will be construed to grant to you a set off right.

24.3 Architectural Drawing Allowance. Within thirty days of a request for reimbursement made by you including documentation as to amount, Landlord will reimburse you for your out of pocket costs incurred for the preparation of space plans and permit drawings for the Building Two improvements to be made by you, provided, however, Landlord’s maximum reimbursement obligation pursuant to this Section may not exceed $9,400.00 and instead, any architectural costs in excess of $9,400.00 will be paid for by you without contribution by Landlord.

24.4 HVAC Unit Inspections. As soon as is practical immediately following the Commencement Date, the parties will select a licensed HVAC repair company to inspect the Building Two HVAC rooftop units and to provide a report of any immediate work necessary to put the HVAC rooftop units in working condition. Landlord, at Landlord’s cost and expense, will promptly and diligently pursue the making of the necessary repairs or replacements per the report to put the HVAC rooftop units in good condition. Thereafter, Landlord will have no further HVAC repair or replacement obligations.

24.5 Cadaver Laboratory Use. You will be permitted, at your cost and expense, to make a request to the City for a zoning change to include as a Permitted Use, the use of the Premises as a cadaver laboratory. Landlord will cooperate in your request for zoning change provided that Landlord will not be required to incur any fees or costs in doing so.

24.6 Right of First Offer on Previously Leased Building Three Space. If previously leased space within Building Three (the third building within the Development) becomes vacant or is scheduled to become vacant and if there is at least three years remaining on the term of this Lease (exclusive of any unexercised option to extend), and subject to similar rights that may have been granted to tenants of Building Three under leases dated earlier than the Effective Date, Landlord agrees to notify you that the space is vacant or will become vacant and Landlord agrees to offer to Lease such space to you in as-is condition. You shall have thirty days from your receipt of the offer to advise Landlord whether you desire to lease the offered space. Failure to respond within the thirty day period will be deemed to be an irrevocable waiver of the right to exercise such offer, time being of the essence, in which event Landlord will be free to lease the vacant space upon such terms and conditions as Landlord desires. The foregoing notwithstanding, if Landlord has received a bona fide offer from a third party to lease the vacant space, then Landlord will have the right to shorten the foregoing thirty day required response period to ten days immediately following your receipt (or delivery refused) of Landlord’s written notice to you advising you that Landlord has received such bona fide offer. If you timely exercise the right of first offer granted herein with respect to such offered space, then an amendment to this Lease will be executed by the parties amending the Lease to include the offered space as part of the Premises for the remainder of the Lease term except that the initial base rental rate for the space shall be Market Rent with three percent (3%) annual escalations. Your obligation to pay Rent for the offered space will begin on the date such offered space is delivered to you. If Landlord breaches the provisions of this Lease by reason of Landlord’s failure to comply with the provisions of this Section, and if such breach resulted from Landlord’s negligent (as opposed to intentional2) disregard of this provision, then damages recoverable by you against Landlord for Landlord’s breach of this Section will be limited to a maximum of Ten Thousand Dollars ($10,000).

Each and every term and provision of this Lease and all exhibits attached hereto, is agreed to by you, the Tenant, on August 16, 2010.

(Witnesses as to Tenant)	MAKO Surgical Corp., a Delaware corporation By: /s/ Fritz L. LaPorte Print Name: Fritz L. LaPorte Print Title: Senior Vice President & CFO

Each and every term and provision of this Lease and all exhibits attached hereto, is agreed to by the Landlord on September 8, 2010.

______________________

2An example of a negligent disregard would be Landlord not remembering that Landlord had granted the right or Landlord having a reasonable basis to believe that the right did not apply to the specific situation.

(Witnesses as to Landlord)

WESTPORT BUSINESS PARK ASSOCIATES LLP, a Florida general partnership qualified to be treated as a limited liability partnership

By: Argent Point LLLP, a Florida limited liability limited partnership as an authorized partner

By: /s/ Jack Azout
Jack Azout, Trustee, Its General Partner

By: Sterling Point Inc., a Florida corporation as an authorized partner

By: /s/ Isaac Sredni
Isaac Sredni, Its President

SCHEDULES AND EXHIBITS TO ATTACH:

Schedule 24.1	Hurricane Shutter System Specifications
Exhibit A	Site Plan of Development
Exhibit B	Building Two Floor Plan
Exhibit C	Reserved for future use
Exhibit D	Moveout Standards

F:\WP\LPREMIER\mako.wpd

Schedule 24.1

Hurricane Shutter System Specifications

(Attach specifications)

Exhibit A

Site Plan of Development

Exhibit B

Building Two Floor Plan

EXHIBIT D - MOVEOUT STANDARDS

Exit Condition includes the following:

Lights	Office and warehouse lights will be fully operational with all bulbs functioning

Dock Levelers & Roll Up Doors	In good working condition

Dock Seals	Free of tears and broken backboards repaired

Warehouse Floor	Free of stains and swept with no racking bolts and other protrusions left in floor. Cracks should be repaired with an epoxy or polymer

Tenant installed equipment & wiring	Removed (including removing all air lines, junction boxes, conduit, etc.) and space turned to original condition when originally leased

Walls	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse

Roof	Any Tenant installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor (if roof is under warranty then it must be by the warranting roofing contractor)

Signs	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs must be removed

HVAC	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and/or heaters within the warehouse are operational and safe and that the office HVAC system is also in good and safe operating condition

Overall Cleanliness	Clean windows, sanitize bathroom(s), vacuum carpets, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises

Upon Completion	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtaining final Landlord inspection of Premises

Hurricane Shutters	Left at the Premises in good condition, ordinary wear and tear and damage by casualty excepted